Founded in 1852 by Sidney Davy Miller	Miller, Canfield, Paddock and Stone, P.L.C. 840 West Long Lake Road, Suite 200 Troy, Michigan 48098 TEL (248) 879-2000 FAX (248) 879-2001 www.millercanfield.com	michigan: Ann Arbor
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July 6, 2009
Exhibits 5.1 and 23.1
Commerce Street Pantheon Mortgage Asset Securitizations, LLC
1700 Pacific Avenue
Suite 2020
Dallas, Texas 75201

Re:	Registration Statement on Form S-3, as amended (registration no. 333-157976) (the “Registration Statement”)
Ladies and Gentlemen:
     We will act as special counsel for Commerce Street Pantheon Mortgage Asset Securitizations, LLC, a Texas limited liability company (the “Company”), in connection with the offering, from time to time, in one or more Series (each, a “Series”) of the Company’s Agency Security Pass-Through Certificates (the “Securities”). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the “Act”), by means of the Registration Statement. The Securities will be offered pursuant to a prospectus, as supplemented by a prospectus supplement (the “Base Prospectus” and applicable “Prospectus Supplement,” respectively), which will be filed with the Commission pursuant to Rule 424 under the Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of a deposit trust agreement (each, a “Deposit Trust Agreement”) among the Company, as depositor, a trustee (the “Trustee”), and a securities administrator (the “Securities Admnistrator”), in each case each such party to be identified in the Prospectus Supplement for such Series of Certificates.
We have examined copies of the Company’s Certificate of Formation and Limited Liability Company Agreement, the Registration Statement, the Base Prospectus and the form of Prospectus Supplement included in the Registration Statement, the form of Deposit Trust Agreement filed as an exhibit to the Registration Statement, the forms of Securities included in the Deposit Trust Agreement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, as we have deemed necessary or appropriate for the purpose of this opinion. We also have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion. In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.
July 6, 2009
original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing, we are of the opinion that:
     i. When any Deposit Trust Agreement relating to a Series of Securities has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Trustee, and any other party thereto, as applicable such Deposit Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations; and
     ii. When the issuance and sale of a Series of Securities have been duly authorized by all requisite action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time) and, when the Securities have been duly and validly executed and authenticated by the Trustee or Securities Administrator, as applicable, for such Series in accordance with the terms of the related Deposit Trust Agreement, and delivered against payment therefor as described in the Registration Statement, such Securities will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the benefits of the related Deposit Trust Agreement.
     The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Michigan and the laws of the State of New York. The opinions set forth in this letter express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.
July 6, 2009
     We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Base Prospectus and applicable Prospectus Supplements, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.
Very truly yours,
/s/ Miller, Canfield, Paddock and Stone, P.L.C.
Miller, Canfield, Paddock and Stone, P.L.C.